Exhibit 99.1

[Kraft Foods’ Logo]

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	+1-847-646-4538	+1-847-646-5494
	news@kraft.com	ir@kraft.com

KRAFT FOODS ANNOUNCES EXECUTIVE TRANSITION

Timothy R. McLevish to Leave Mid-Year 2011; David Brearton to Become CFO

     NORTHFIELD, Ill. – March 14, 2011 – Kraft Foods (NYSE:KFT) announced today that Timothy R. McLevish, 55, Executive Vice President and Chief Financial Officer, will leave the company mid-year 2011 to pursue opportunities in general management. McLevish will be fully engaged in reporting the company’s first quarter financial results. He will officially shift his CFO responsibilities to David Brearton, 50, currently Executive Vice President, Operations, after the company files its first quarter financial statements.

     “We sincerely thank Tim for his many contributions to Kraft Foods,” said Chairman and CEO Irene Rosenfeld. “From the beginning of his tenure as CFO and our spin-off from Altria, Tim has had a clear mandate to reshape the portfolio and our capital structure, which he accomplished with the highest quality results. He was instrumental in several important transactions that have in fact transformed our portfolio and improved our growth trajectory, including the split-off of Post cereals, the sale of the North American frozen pizza business, and the acquisition of Cadbury. Tim, along with the rest of the management team, executed our three-year turnaround plan and established a foundation to drive down costs and overheads, while markedly improving the company’s cash flow. We will miss Tim’s perspective and commitment, but we respect his desire to take on new and different challenges. We wish him the very best.”

     “I’ve thoroughly enjoyed working with the Board, Irene and other members of the Kraft leadership team at such a pivotal time in the company’s history. But I feel that I’ve accomplished what I came here to do. So, I’m ready to move to the next stage of my career, focusing on general management opportunities,” McLevish said. “The company is financially strong with a solid capital structure, improving cash flow, excellent growth prospects, and a very strong finance organization. I’ll spend the coming months helping to ensure a smooth transition.”

Kraft Foods Veteran Assumes CFO Duties

     “While we’re sorry to see Tim go, I’m very pleased to announce that we have a talented and respected successor within Kraft Foods to step into the role,” Rosenfeld said. “Dave has more than 25 years of experience in senior financial and broader cross-functional roles both domestically and internationally. I’m confident that Dave’s deep understanding of the consumer packaged goods industry and his intimate knowledge of Kraft Foods will enable him to step into the CFO role seamlessly and continue our drive toward top-tier financial performance."

     Brearton began his career with the company in 1984 in his native Canada. He progressed through a series of senior finance roles, including as SVP, Finance, Kraft Foods International, and as Corporate Controller. Since that time, he has led several functions, including: Strategy; Mergers & Acquisitions, during the time Kraft Foods acquired the LU biscuit business; Information Systems, during the company’s “Catalyst” SAP implementation; and most recently as the head of Operations, overseeing the Procurement, Manufacturing, and Customer Service and Logistics functions. Under Dave’s leadership, the current Lean Six Sigma initiative began in North America. As a member of the Kraft Executive Team for the past six years, Brearton worked to develop and execute the company’s long-term strategy.

     As a board member of Feeding America, the nation’s leading hunger-relief organization, Brearton supports Kraft Foods’ efforts to reduce hunger and malnutrition. He holds a bachelor of commerce degree from Queen's University in Ontario, Canada, and is a Certified Management Accountant.

     The company has initiated an external search to fill Brearton’s current role as EVP, Operations.

About Kraft Foods

     Northfield, Ill.-based Kraft Foods Inc. (NYSE: KFT) is a global snacks powerhouse with an unrivaled portfolio of brands people love. Proudly marketing delicious biscuits, confectionery, beverages, cheese, grocery products and convenient meals in approximately 170 countries, Kraft Foods had 2010 revenue of $49.2 billion, more than half of which was earned outside North America. Eleven of the company’s iconic brands -- including Cadbury, Jacobs, Kraft, LU, Maxwell House, Milka, Nabisco, Oreo, Oscar Mayer, Philadelphia and Trident -- generate revenue of more than $1 billion annually, and 40 have been loved for more than a century. A leader in innovation, marketing, health & wellness and sustainability, Kraft Foods is a member of the Dow Jones Industrial Average, Standard & Poor's 500, Dow Jones Sustainability Index and Ethibel

Sustainability Index. For more information, visit kraftfoodscompany.com and facebook.com/kraftfoodscorporate.

Forward-Looking Statements

     This press release contains a number of forward-looking statements. Words and variations of words such as "will" and similar expressions are intended to identify our forward-looking statements, including but not limited to, statements regarding our cost structure, growth trajectory, and delivering top-tier performance. These forward-looking statements involve risks and uncertainties, many of which are beyond our control, and important factors that could cause actual results to differ materially from those in the forward-looking statements. For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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